CUSIP No.      739308 10 4                                 Page 1 of 40 Pages
           --------------------                           ---------------------


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                                                   ----------------------------
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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13D


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 5)*


                                 Power-One, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   739308 10 4
--------------------------------------------------------------------------------
                                 (CUSIP Number)

   David A. Knight, c/o Stephens Group, Inc., 111 Center Street, Little Rock,
                            AR 72201, (501) 377-2573
--------------------------------------------------------------------------------
   (Name, Address and Telephone Number of Person Authorized to Receive Notices
                              and Communications)

                                December 6, 2001
 -------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Sections 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box [ ].

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule including all exhibits. See Section 240.13d-7(b) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.      739308 10 4                                Page 2 of 40 Pages
          ----------------------                         ----------------------

                                  SCHEDULE 13D

1         Name of Reporting Persons
          I.R.S. Identification No. of Above Persons (entities only)

          Voting trust pursuant to agreement dated as of June 8, 1998
--------------------------------------------------------------------------------
2         Check the Appropriate Box if a Member of a Group (See
            Instructions)                                              (a) [x]
                                                                       (b) [ ]
--------------------------------------------------------------------------------
3         SEC Use Only

--------------------------------------------------------------------------------
4         Source of Funds (See Instructions)
          Not applicable

--------------------------------------------------------------------------------
5         Check Box if Disclosure of Legal Proceedings Is Required Pursuant to
          Items 2(d) or 2(e)                                               [ ]

--------------------------------------------------------------------------------
6         Citizenship or Place of Organization
          Arkansas
--------------------------------------------------------------------------------
                             7      Sole Voting Power
                                    10,172,808
         NUMBER OF           ---------------------------------------------------
          SHARES             8      Shared Voting Power
       BENEFICIALLY                 -0-
         OWNED BY            ---------------------------------------------------
           EACH              9      Sole Dispositive Power
         REPORTING                  -0-
          PERSON             ---------------------------------------------------
           WITH              10     Shared Dispositive Power
                                    -0-
--------------------------------------------------------------------------------
11        Aggregate Amount Beneficially Owned by Each Reporting Person
          10,172,808

--------------------------------------------------------------------------------
12        Check Box if the Aggregate Amount in Row (11) Excludes Certain
            Shares (See Instructions)                                      [ ]

--------------------------------------------------------------------------------
13        Percent of Class Represented by Amount in Row (11)
          12.9

--------------------------------------------------------------------------------
14        Type of Reporting Person (See Instructions)
          OO

--------------------------------------------------------------------------------

CUSIP No.      739308 10 4                                Page 3 of 40 Pages
        -------------------------                        --------------------

1         Name of Reporting Persons
          I.R.S. Identification No. of Above Persons (entities only)

          Stephens Group, Inc.
--------------------------------------------------------------------------------
2         Check the Appropriate Box if a Member of a Group (See
            Instructions)                                             (a) [x]
                                                                      (b) [ ]

--------------------------------------------------------------------------------
3         SEC Use Only

--------------------------------------------------------------------------------
4         Source of Funds (See Instructions)
          Not applicable

--------------------------------------------------------------------------------
5         Check Box if Disclosure of Legal Proceedings Is Required Pursuant to
          Items 2(d) or 2(e)                                              [x]

--------------------------------------------------------------------------------
6         Citizenship or Place of Organization
          Arkansas

--------------------------------------------------------------------------------
                             7      Sole Voting Power
                                    -0-
         NUMBER OF           ---------------------------------------------------
          SHARES             8      Shared Voting Power
       BENEFICIALLY                 -0-
         OWNED BY            ---------------------------------------------------
           EACH              9      Sole Dispositive Power
         REPORTING                  -0-
          PERSON             ---------------------------------------------------
           WITH              10     Shared Dispositive Power
                                    5,793,526
--------------------------------------------------------------------------------
11        Aggregate Amount Beneficially Owned by Each Reporting Person
          5,793,526

--------------------------------------------------------------------------------
12        Check Box if the Aggregate Amount in Row (11) Excludes Certain
            Shares (See Instructions)                                     [x]

--------------------------------------------------------------------------------
13        Percent of Class Represented by Amount in Row (11)
          7.3

--------------------------------------------------------------------------------
14        Type of Reporting Person (See Instructions)
          HC, CO

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP No.      739308 10 4                                Page 4 of 40 Pages
        -------------------------                        --------------------

1         Name of Reporting Persons
          I.R.S. Identification No. of Above Persons (entities only)

          Jackson T. Stephens Trust No. One
--------------------------------------------------------------------------------
2         Check the Appropriate Box if a Member of a Group (See
            Instructions)                                             (a) [x]
                                                                      (b) [ ]

--------------------------------------------------------------------------------
3         SEC Use Only

--------------------------------------------------------------------------------
4         Source of Funds (See Instructions)
          Not applicable

--------------------------------------------------------------------------------
5         Check Box if Disclosure of Legal Proceedings Is Required Pursuant to
          Items 2(d) or 2(e)                                              [ ]

--------------------------------------------------------------------------------
6         Citizenship or Place of Organization
          Arkansas

--------------------------------------------------------------------------------
                             7      Sole Voting Power
                                    -0-
         NUMBER OF           ---------------------------------------------------
          SHARES             8      Shared Voting Power
       BENEFICIALLY                 -0-
         OWNED BY            ---------------------------------------------------
           EACH              9      Sole Dispositive Power
         REPORTING                  -0-
          PERSON             ---------------------------------------------------
           WITH              10     Shared Dispositive Power
                                    137,524
--------------------------------------------------------------------------------
11        Aggregate Amount Beneficially Owned by Each Reporting Person
          137,524

--------------------------------------------------------------------------------
12        Check Box if the Aggregate Amount in Row (11) Excludes Certain
            Shares (See Instructions)                                     [x]

--------------------------------------------------------------------------------
13        Percent of Class Represented by Amount in Row (11)
          0.2

--------------------------------------------------------------------------------
14        Type of Reporting Person (See Instructions)
          OO

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP No.      739308 10 4                                Page 5 of 40 Pages
        -------------------------                        --------------------

1         Name of Reporting Persons
          I.R.S. Identification No. of Above Persons (entities only)

          Jackson T. Stephens
--------------------------------------------------------------------------------
2         Check the Appropriate Box if a Member of a Group (See
            Instructions)                                             (a) [x]
                                                                      (b) [ ]

--------------------------------------------------------------------------------
3         SEC Use Only

--------------------------------------------------------------------------------
4         Source of Funds (See Instructions)
          Not applicable

--------------------------------------------------------------------------------
5         Check Box if Disclosure of Legal Proceedings Is Required Pursuant to
          Items 2(d) or 2(e)                                              [ ]

--------------------------------------------------------------------------------
6         Citizenship or Place of Organization
          Arkansas

--------------------------------------------------------------------------------
                             7      Sole Voting Power
                                    -0-
         NUMBER OF           ---------------------------------------------------
          SHARES             8      Shared Voting Power
       BENEFICIALLY                 -0-
         OWNED BY            ---------------------------------------------------
           EACH              9      Sole Dispositive Power
         REPORTING                  -0-
          PERSON             ---------------------------------------------------
           WITH              10     Shared Dispositive Power
                                    287,736
--------------------------------------------------------------------------------
11        Aggregate Amount Beneficially Owned by Each Reporting Person
          287,736

--------------------------------------------------------------------------------
12        Check Box if the Aggregate Amount in Row (11) Excludes Certain
            Shares (See Instructions)                                     [x]

--------------------------------------------------------------------------------
13        Percent of Class Represented by Amount in Row (11)
          0.4

--------------------------------------------------------------------------------
14        Type of Reporting Person (See Instructions)
          IN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP No.      739308 10 4                                Page 6 of 40 Pages
        -------------------------                        --------------------

1         Name of Reporting Persons
          I.R.S. Identification No. of Above Persons (entities only)

          Warren A. Stephens
--------------------------------------------------------------------------------
2         Check the Appropriate Box if a Member of a Group (See
            Instructions)                                             (a) [x]
                                                                      (b) [ ]

--------------------------------------------------------------------------------
3         SEC Use Only

--------------------------------------------------------------------------------
4         Source of Funds (See Instructions)
          Not applicable

--------------------------------------------------------------------------------
5         Check Box if Disclosure of Legal Proceedings Is Required Pursuant to
          Items 2(d) or 2(e)                                              [ ]

--------------------------------------------------------------------------------
6         Citizenship or Place of Organization
          Arkansas

--------------------------------------------------------------------------------
                             7      Sole Voting Power
                                    156,816
         NUMBER OF           ---------------------------------------------------
          SHARES             8      Shared Voting Power
       BENEFICIALLY                 264,624
         OWNED BY            ---------------------------------------------------
           EACH              9      Sole Dispositive Power
         REPORTING                  156,816
          PERSON             ---------------------------------------------------
           WITH              10     Shared Dispositive Power
                                    836,925
--------------------------------------------------------------------------------
11        Aggregate Amount Beneficially Owned by Each Reporting Person
          993,741

--------------------------------------------------------------------------------
12        Check Box if the Aggregate Amount in Row (11) Excludes Certain
            Shares (See Instructions)                                     [x]

--------------------------------------------------------------------------------
13        Percent of Class Represented by Amount in Row (11)
          1.3

--------------------------------------------------------------------------------
14        Type of Reporting Person (See Instructions)
          IN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP No.      739308 10 4                                Page 7 of 40 Pages
        -------------------------                        --------------------

1         Name of Reporting Persons
          I.R.S. Identification No. of Above Persons (entities only)

          Bess C. Stephens Trust
--------------------------------------------------------------------------------
2         Check the Appropriate Box if a Member of a Group (See
            Instructions)                                             (a) [x]
                                                                      (b) [ ]

--------------------------------------------------------------------------------
3         SEC Use Only

--------------------------------------------------------------------------------
4         Source of Funds (See Instructions)
          Not applicable

--------------------------------------------------------------------------------
5         Check Box if Disclosure of Legal Proceedings Is Required Pursuant to
          Items 2(d) or 2(e)                                              [ ]

--------------------------------------------------------------------------------
6         Citizenship or Place of Organization
          Arkansas

--------------------------------------------------------------------------------
                             7      Sole Voting Power
                                    -0-
         NUMBER OF           ---------------------------------------------------
          SHARES             8      Shared Voting Power
       BENEFICIALLY                 -0-
         OWNED BY            ---------------------------------------------------
           EACH              9      Sole Dispositive Power
         REPORTING                  -0-
          PERSON             ---------------------------------------------------
           WITH              10     Shared Dispositive Power
                                    150,212
--------------------------------------------------------------------------------
11        Aggregate Amount Beneficially Owned by Each Reporting Person
          150,212

--------------------------------------------------------------------------------
12        Check Box if the Aggregate Amount in Row (11) Excludes Certain
            Shares (See Instructions)                                     [x]

--------------------------------------------------------------------------------
13        Percent of Class Represented by Amount in Row (11)
          0.2

--------------------------------------------------------------------------------
14        Type of Reporting Person (See Instructions)
          OO

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP No.      739308 10 4                                Page 8 of 40 Pages
        -------------------------                        --------------------

1         Name of Reporting Persons
          I.R.S. Identification No. of Above Persons (entities only)

          Bess C. Stephens
--------------------------------------------------------------------------------
2         Check the Appropriate Box if a Member of a Group (See
            Instructions)                                             (a) [x]
                                                                      (b) [ ]

--------------------------------------------------------------------------------
3         SEC Use Only

--------------------------------------------------------------------------------
4         Source of Funds (See Instructions)
          Not applicable

--------------------------------------------------------------------------------
5         Check Box if Disclosure of Legal Proceedings Is Required Pursuant to
          Items 2(d) or 2(e)                                              [ ]

--------------------------------------------------------------------------------
6         Citizenship or Place of Organization
          Arkansas

--------------------------------------------------------------------------------
                             7      Sole Voting Power
                                    -0-
         NUMBER OF           ---------------------------------------------------
          SHARES             8      Shared Voting Power
       BENEFICIALLY                 40,000
         OWNED BY            ---------------------------------------------------
           EACH              9      Sole Dispositive Power
         REPORTING                  -0-
          PERSON             ---------------------------------------------------
           WITH              10     Shared Dispositive Power
                                    720,725
--------------------------------------------------------------------------------
11        Aggregate Amount Beneficially Owned by Each Reporting Person
          720,725

--------------------------------------------------------------------------------
12        Check Box if the Aggregate Amount in Row (11) Excludes Certain
            Shares (See Instructions)                                     [x]

--------------------------------------------------------------------------------
13        Percent of Class Represented by Amount in Row (11)
          0.9

--------------------------------------------------------------------------------
14        Type of Reporting Person (See Instructions)
          IN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP No.      739308 10 4                                Page 9 of 40 Pages
        -------------------------                        --------------------

1         Name of Reporting Persons
          I.R.S. Identification No. of Above Persons (entities only)

          Vernon J. Giss
--------------------------------------------------------------------------------
2         Check the Appropriate Box if a Member of a Group (See
            Instructions)                                             (a) [x]
                                                                      (b) [ ]

--------------------------------------------------------------------------------
3         SEC Use Only

--------------------------------------------------------------------------------
4         Source of Funds (See Instructions)
          Not applicable

--------------------------------------------------------------------------------
5         Check Box if Disclosure of Legal Proceedings Is Required Pursuant to
          Items 2(d) or 2(e)                                              [ ]

--------------------------------------------------------------------------------
6         Citizenship or Place of Organization
          Arkansas

--------------------------------------------------------------------------------
                             7      Sole Voting Power
                                    -0-
         NUMBER OF           ---------------------------------------------------
          SHARES             8      Shared Voting Power
       BENEFICIALLY                 -0-
         OWNED BY            ---------------------------------------------------
           EACH              9      Sole Dispositive Power
         REPORTING                  -0-
          PERSON             ---------------------------------------------------
           WITH              10     Shared Dispositive Power
                                    150,212
--------------------------------------------------------------------------------
11        Aggregate Amount Beneficially Owned by Each Reporting Person
          150,212

--------------------------------------------------------------------------------
12        Check Box if the Aggregate Amount in Row (11) Excludes Certain
            Shares (See Instructions)                                     [x]

--------------------------------------------------------------------------------
13        Percent of Class Represented by Amount in Row (11)
          0.2

--------------------------------------------------------------------------------
14        Type of Reporting Person (See Instructions)
          IN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP No.      739308 10 4                                Page 10 of 40 Pages
        -------------------------                        ---------------------

1         Name of Reporting Persons
          I.R.S. Identification No. of Above Persons (entities only)

          Warren A. Stephens Trust
--------------------------------------------------------------------------------
2         Check the Appropriate Box if a Member of a Group (See
            Instructions)                                             (a) [x]
                                                                      (b) [ ]

--------------------------------------------------------------------------------
3         SEC Use Only

--------------------------------------------------------------------------------
4         Source of Funds (See Instructions)
          Not applicable

--------------------------------------------------------------------------------
5         Check Box if Disclosure of Legal Proceedings Is Required Pursuant to
          Items 2(d) or 2(e)                                              [ ]

--------------------------------------------------------------------------------
6         Citizenship or Place of Organization
          Arkansas

--------------------------------------------------------------------------------
                             7      Sole Voting Power
                                    -0-
         NUMBER OF           ---------------------------------------------------
          SHARES             8      Shared Voting Power
       BENEFICIALLY                 -0-
         OWNED BY            ---------------------------------------------------
           EACH              9      Sole Dispositive Power
         REPORTING                  -0-
          PERSON             ---------------------------------------------------
           WITH              10     Shared Dispositive Power
                                    110,473
--------------------------------------------------------------------------------
11        Aggregate Amount Beneficially Owned by Each Reporting Person
          110,473

--------------------------------------------------------------------------------
12        Check Box if the Aggregate Amount in Row (11) Excludes Certain
            Shares (See Instructions)                                     [x]

--------------------------------------------------------------------------------
13        Percent of Class Represented by Amount in Row (11)
          0.1

--------------------------------------------------------------------------------
14        Type of Reporting Person (See Instructions)
          OO

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP No.      739308 10 4                                Page 11 of 40 Pages
        -------------------------                        ---------------------

1         Name of Reporting Persons
          I.R.S. Identification No. of Above Persons (entities only)

          Warren & Harriet Stephens Children's Trust
--------------------------------------------------------------------------------
2         Check the Appropriate Box if a Member of a Group (See
            Instructions)                                             (a) [x]
                                                                      (b) [ ]

--------------------------------------------------------------------------------
3         SEC Use Only

--------------------------------------------------------------------------------
4         Source of Funds (See Instructions)
          Not applicable

--------------------------------------------------------------------------------
5         Check Box if Disclosure of Legal Proceedings Is Required Pursuant to
          Items 2(d) or 2(e)                                              [ ]

--------------------------------------------------------------------------------
6         Citizenship or Place of Organization
          Arkansas

--------------------------------------------------------------------------------
                             7      Sole Voting Power
                                    -0-
         NUMBER OF           ---------------------------------------------------
          SHARES             8      Shared Voting Power
       BENEFICIALLY                 -0-
         OWNED BY            ---------------------------------------------------
           EACH              9      Sole Dispositive Power
         REPORTING                  -0-
          PERSON             ---------------------------------------------------
           WITH              10     Shared Dispositive Power
                                    200,001
--------------------------------------------------------------------------------
11        Aggregate Amount Beneficially Owned by Each Reporting Person
          200,001

--------------------------------------------------------------------------------
12        Check Box if the Aggregate Amount in Row (11) Excludes Certain
            Shares (See Instructions)                                     [x]

--------------------------------------------------------------------------------
13        Percent of Class Represented by Amount in Row (11)
          0.3

--------------------------------------------------------------------------------
14        Type of Reporting Person (See Instructions)
          OO

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP No.      739308 10 4                                Page 12 of 40 Pages
        -------------------------                        ---------------------

1         Name of Reporting Persons
          I.R.S. Identification No. of Above Persons (entities only)

          Jon E.M. Jacoby
--------------------------------------------------------------------------------
2         Check the Appropriate Box if a Member of a Group (See
            Instructions)                                             (a) [x]
                                                                      (b) [ ]

--------------------------------------------------------------------------------
3         SEC Use Only

--------------------------------------------------------------------------------
4         Source of Funds (See Instructions)
          Not applicable

--------------------------------------------------------------------------------
5         Check Box if Disclosure of Legal Proceedings Is Required Pursuant to
          Items 2(d) or 2(e)                                              [ ]

--------------------------------------------------------------------------------
6         Citizenship or Place of Organization
          Arkansas

--------------------------------------------------------------------------------
                             7      Sole Voting Power
                                    150,566
         NUMBER OF           ---------------------------------------------------
          SHARES             8      Shared Voting Power
       BENEFICIALLY                 399,624
         OWNED BY            ---------------------------------------------------
           EACH              9      Sole Dispositive Power
         REPORTING                  150,566
          PERSON             ---------------------------------------------------
           WITH              10     Shared Dispositive Power
                                    2,117,042
--------------------------------------------------------------------------------
11        Aggregate Amount Beneficially Owned by Each Reporting Person
          2,267,608

--------------------------------------------------------------------------------
12        Check Box if the Aggregate Amount in Row (11) Excludes Certain
            Shares (See Instructions)                                     [x]

--------------------------------------------------------------------------------
13        Percent of Class Represented by Amount in Row (11)
          2.9

--------------------------------------------------------------------------------
14        Type of Reporting Person (See Instructions)
          IN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP No.      739308 10 4                                Page 13 of 40 Pages
        -------------------------                        ---------------------

1         Name of Reporting Persons
          I.R.S. Identification No. of Above Persons (entities only)

          Harriet Calhoun Stephens Trust
--------------------------------------------------------------------------------
2         Check the Appropriate Box if a Member of a Group (See
            Instructions)                                             (a) [x]
                                                                      (b) [ ]

--------------------------------------------------------------------------------
3         SEC Use Only

--------------------------------------------------------------------------------
4         Source of Funds (See Instructions)
          Not applicable

--------------------------------------------------------------------------------
5         Check Box if Disclosure of Legal Proceedings Is Required Pursuant to
          Items 2(d) or 2(e)                                              [ ]

--------------------------------------------------------------------------------
6         Citizenship or Place of Organization
          Arkansas

--------------------------------------------------------------------------------
                             7      Sole Voting Power
                                    -0-
         NUMBER OF           ---------------------------------------------------
          SHARES             8      Shared Voting Power
       BENEFICIALLY                 -0-
         OWNED BY            ---------------------------------------------------
           EACH              9      Sole Dispositive Power
         REPORTING                  -0-
          PERSON             ---------------------------------------------------
           WITH              10     Shared Dispositive Power
                                    50,000
--------------------------------------------------------------------------------
11        Aggregate Amount Beneficially Owned by Each Reporting Person
          50,000

--------------------------------------------------------------------------------
12        Check Box if the Aggregate Amount in Row (11) Excludes Certain
            Shares (See Instructions)                                     [x]

--------------------------------------------------------------------------------
13        Percent of Class Represented by Amount in Row (11)
          0.1

--------------------------------------------------------------------------------
14        Type of Reporting Person (See Instructions)
          OO

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP No.      739308 10 4                                Page 14 of 40 Pages
        -------------------------                        ---------------------

1         Name of Reporting Persons
          I.R.S. Identification No. of Above Persons (entities only)

          Harriet C. Stephens
--------------------------------------------------------------------------------
2         Check the Appropriate Box if a Member of a Group (See
            Instructions)                                             (a) [x]
                                                                      (b) [ ]

--------------------------------------------------------------------------------
3         SEC Use Only

--------------------------------------------------------------------------------
4         Source of Funds (See Instructions)
          Not applicable

--------------------------------------------------------------------------------
5         Check Box if Disclosure of Legal Proceedings Is Required Pursuant to
          Items 2(d) or 2(e)                                              [ ]

--------------------------------------------------------------------------------
6         Citizenship or Place of Organization
          Arkansas

--------------------------------------------------------------------------------
                             7      Sole Voting Power
                                    -0-
         NUMBER OF           ---------------------------------------------------
          SHARES             8      Shared Voting Power
       BENEFICIALLY                 -0-
         OWNED BY            ---------------------------------------------------
           EACH              9      Sole Dispositive Power
         REPORTING                  -0-
          PERSON             ---------------------------------------------------
           WITH              10     Shared Dispositive Power
                                    50,000
--------------------------------------------------------------------------------
11        Aggregate Amount Beneficially Owned by Each Reporting Person
          50,000

--------------------------------------------------------------------------------
12        Check Box if the Aggregate Amount in Row (11) Excludes Certain
            Shares (See Instructions)                                     [x]

--------------------------------------------------------------------------------
13        Percent of Class Represented by Amount in Row (11)
          0.1

--------------------------------------------------------------------------------
14        Type of Reporting Person (See Instructions)
          IN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP No.      739308 10 4                                Page 15 of 40 Pages
        -------------------------                        ---------------------

1         Name of Reporting Persons
          I.R.S. Identification No. of Above Persons (entities only)

          Elizabeth Ann Stephens Campbell Revocable Trust
--------------------------------------------------------------------------------
2         Check the Appropriate Box if a Member of a Group (See
            Instructions)                                             (a) [x]
                                                                      (b) [ ]

--------------------------------------------------------------------------------
3         SEC Use Only

--------------------------------------------------------------------------------
4         Source of Funds (See Instructions)
          Not applicable

--------------------------------------------------------------------------------
5         Check Box if Disclosure of Legal Proceedings Is Required Pursuant to
          Items 2(d) or 2(e)                                              [ ]

--------------------------------------------------------------------------------
6         Citizenship or Place of Organization
          Arkansas

--------------------------------------------------------------------------------
                             7      Sole Voting Power
                                    -0-
         NUMBER OF           ---------------------------------------------------
          SHARES             8      Shared Voting Power
       BENEFICIALLY                 -0-
         OWNED BY            ---------------------------------------------------
           EACH              9      Sole Dispositive Power
         REPORTING                  -0-
          PERSON             ---------------------------------------------------
           WITH              10     Shared Dispositive Power
                                    483,286
--------------------------------------------------------------------------------
11        Aggregate Amount Beneficially Owned by Each Reporting Person
          483,286

--------------------------------------------------------------------------------
12        Check Box if the Aggregate Amount in Row (11) Excludes Certain
            Shares (See Instructions)                                     [x]

--------------------------------------------------------------------------------
13        Percent of Class Represented by Amount in Row (11)
          0.6

--------------------------------------------------------------------------------
14        Type of Reporting Person (See Instructions)
          OO

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP No.      739308 10 4                                Page 16 of 40 Pages
        -------------------------                        ---------------------

1         Name of Reporting Persons
          I.R.S. Identification No. of Above Persons (entities only)

          Elizabeth Stephens Campbell
--------------------------------------------------------------------------------
2         Check the Appropriate Box if a Member of a Group (See
            Instructions)                                             (a) [x]
                                                                      (b) [ ]

--------------------------------------------------------------------------------
3         SEC Use Only

--------------------------------------------------------------------------------
4         Source of Funds (See Instructions)
          Not applicable

--------------------------------------------------------------------------------
5         Check Box if Disclosure of Legal Proceedings Is Required Pursuant to
          Items 2(d) or 2(e)                                              [ ]

--------------------------------------------------------------------------------
6         Citizenship or Place of Organization
          Arkansas

--------------------------------------------------------------------------------
                             7      Sole Voting Power
                                    -0-
         NUMBER OF           ---------------------------------------------------
          SHARES             8      Shared Voting Power
       BENEFICIALLY                 -0-
         OWNED BY            ---------------------------------------------------
           EACH              9      Sole Dispositive Power
         REPORTING                  -0-
          PERSON             ---------------------------------------------------
           WITH              10     Shared Dispositive Power
                                    1,013,799
--------------------------------------------------------------------------------
11        Aggregate Amount Beneficially Owned by Each Reporting Person
          1,013,799

--------------------------------------------------------------------------------
12        Check Box if the Aggregate Amount in Row (11) Excludes Certain
            Shares (See Instructions)                                     [x]

--------------------------------------------------------------------------------
13        Percent of Class Represented by Amount in Row (11)
          1.3

--------------------------------------------------------------------------------
14        Type of Reporting Person (See Instructions)
          IN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP No.      739308 10 4                                Page 17 of 40 Pages
        -------------------------                        ---------------------

1         Name of Reporting Persons
          I.R.S. Identification No. of Above Persons (entities only)

          W. R. Stephens, Jr. Revocable Trust
--------------------------------------------------------------------------------
2         Check the Appropriate Box if a Member of a Group (See
            Instructions)                                             (a) [x]
                                                                      (b) [ ]

--------------------------------------------------------------------------------
3         SEC Use Only

--------------------------------------------------------------------------------
4         Source of Funds (See Instructions)
          Not applicable

--------------------------------------------------------------------------------
5         Check Box if Disclosure of Legal Proceedings Is Required Pursuant to
          Items 2(d) or 2(e)                                              [ ]

--------------------------------------------------------------------------------
6         Citizenship or Place of Organization
          Arkansas

--------------------------------------------------------------------------------
                             7      Sole Voting Power
                                    -0-
         NUMBER OF           ---------------------------------------------------
          SHARES             8      Shared Voting Power
       BENEFICIALLY                 -0-
         OWNED BY            ---------------------------------------------------
           EACH              9      Sole Dispositive Power
         REPORTING                  -0-
          PERSON             ---------------------------------------------------
           WITH              10     Shared Dispositive Power
                                    524,789
--------------------------------------------------------------------------------
11        Aggregate Amount Beneficially Owned by Each Reporting Person
          524,789

--------------------------------------------------------------------------------
12        Check Box if the Aggregate Amount in Row (11) Excludes Certain
            Shares (See Instructions)                                     [x]

--------------------------------------------------------------------------------
13        Percent of Class Represented by Amount in Row (11)
          0.7

--------------------------------------------------------------------------------
14        Type of Reporting Person (See Instructions)
          OO

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP No.      739308 10 4                                Page 18 of 40 Pages
        -------------------------                        ---------------------

1         Name of Reporting Persons
          I.R.S. Identification No. of Above Persons (entities only)

          Wilton R. Stephens, Jr.
--------------------------------------------------------------------------------
2         Check the Appropriate Box if a Member of a Group (See
            Instructions)                                             (a) [x]
                                                                      (b) [ ]

--------------------------------------------------------------------------------
3         SEC Use Only

--------------------------------------------------------------------------------
4         Source of Funds (See Instructions)
          Not applicable

--------------------------------------------------------------------------------
5         Check Box if Disclosure of Legal Proceedings Is Required Pursuant to
          Items 2(d) or 2(e)                                              [ ]

--------------------------------------------------------------------------------
6         Citizenship or Place of Organization
          Arkansas

--------------------------------------------------------------------------------
                             7      Sole Voting Power
                                    -0-
         NUMBER OF           ---------------------------------------------------
          SHARES             8      Shared Voting Power
       BENEFICIALLY                 40,000
         OWNED BY            ---------------------------------------------------
           EACH              9      Sole Dispositive Power
         REPORTING                  -0-
          PERSON             ---------------------------------------------------
           WITH              10     Shared Dispositive Power
                                    1,095,302
--------------------------------------------------------------------------------
11        Aggregate Amount Beneficially Owned by Each Reporting Person
          1,095,302

--------------------------------------------------------------------------------
12        Check Box if the Aggregate Amount in Row (11) Excludes Certain
            Shares (See Instructions)                                     [x]

--------------------------------------------------------------------------------
13        Percent of Class Represented by Amount in Row (11)
          1.4

--------------------------------------------------------------------------------
14        Type of Reporting Person (See Instructions)
          IN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP No.      739308 10 4                                Page 19 of 40 Pages
        -------------------------                        ---------------------

1         Name of Reporting Persons
          I.R.S. Identification No. of Above Persons (entities only)

          Jackson T. Stephens Grandchildrens Trust AAAA
--------------------------------------------------------------------------------
2         Check the Appropriate Box if a Member of a Group (See
            Instructions)                                             (a) [x]
                                                                      (b) [ ]

--------------------------------------------------------------------------------
3         SEC Use Only

--------------------------------------------------------------------------------
4         Source of Funds (See Instructions)
          Not applicable

--------------------------------------------------------------------------------
5         Check Box if Disclosure of Legal Proceedings Is Required Pursuant to
          Items 2(d) or 2(e)                                              [ ]

--------------------------------------------------------------------------------
6         Citizenship or Place of Organization
          Arkansas

--------------------------------------------------------------------------------
                             7      Sole Voting Power
                                    -0-
         NUMBER OF           ---------------------------------------------------
          SHARES             8      Shared Voting Power
       BENEFICIALLY                 -0-
         OWNED BY            ---------------------------------------------------
           EACH              9      Sole Dispositive Power
         REPORTING                  -0-
          PERSON             ---------------------------------------------------
           WITH              10     Shared Dispositive Power
                                    -0-
--------------------------------------------------------------------------------
11        Aggregate Amount Beneficially Owned by Each Reporting Person
          -0-

--------------------------------------------------------------------------------
12        Check Box if the Aggregate Amount in Row (11) Excludes Certain
            Shares (See Instructions)                                     [x]

--------------------------------------------------------------------------------
13        Percent of Class Represented by Amount in Row (11)
          0.0

--------------------------------------------------------------------------------
14        Type of Reporting Person (See Instructions)
          OO

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP No.      739308 10 4                                Page 20 of 40 Pages
        -------------------------                        ---------------------

1         Name of Reporting Persons
          I.R.S. Identification No. of Above Persons (entities only)

          Pamela Diane Stephens Trust One
--------------------------------------------------------------------------------
2         Check the Appropriate Box if a Member of a Group (See
            Instructions)                                             (a) [x]
                                                                      (b) [ ]

--------------------------------------------------------------------------------
3         SEC Use Only

--------------------------------------------------------------------------------
4         Source of Funds (See Instructions)
          Not applicable

--------------------------------------------------------------------------------
5         Check Box if Disclosure of Legal Proceedings Is Required Pursuant to
          Items 2(d) or 2(e)                                              [ ]

--------------------------------------------------------------------------------
6         Citizenship or Place of Organization
          Arkansas

--------------------------------------------------------------------------------
                             7      Sole Voting Power
                                    -0-
         NUMBER OF           ---------------------------------------------------
          SHARES             8      Shared Voting Power
       BENEFICIALLY                 -0-
         OWNED BY            ---------------------------------------------------
           EACH              9      Sole Dispositive Power
         REPORTING                  -0-
          PERSON             ---------------------------------------------------
           WITH              10     Shared Dispositive Power
                                    530,513
--------------------------------------------------------------------------------
11        Aggregate Amount Beneficially Owned by Each Reporting Person
          530,513

--------------------------------------------------------------------------------
12        Check Box if the Aggregate Amount in Row (11) Excludes Certain
            Shares (See Instructions)                                     [x]

--------------------------------------------------------------------------------
13        Percent of Class Represented by Amount in Row (11)
          0.7

--------------------------------------------------------------------------------
14        Type of Reporting Person (See Instructions)
          OO

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP No.      739308 10 4                                Page 21 of 40 Pages
        -------------------------                        ---------------------

1         Name of Reporting Persons
          I.R.S. Identification No. of Above Persons (entities only)

          Pamela Diane Stephens
--------------------------------------------------------------------------------
2         Check the Appropriate Box if a Member of a Group (See
            Instructions)                                             (a) [x]
                                                                      (b) [ ]

--------------------------------------------------------------------------------
3         SEC Use Only

--------------------------------------------------------------------------------
4         Source of Funds (See Instructions)
          Not applicable

--------------------------------------------------------------------------------
5         Check Box if Disclosure of Legal Proceedings Is Required Pursuant to
          Items 2(d) or 2(e)                                              [ ]

--------------------------------------------------------------------------------
6         Citizenship or Place of Organization
          Arkansas

--------------------------------------------------------------------------------
                             7      Sole Voting Power
                                    -0-
         NUMBER OF           ---------------------------------------------------
          SHARES             8      Shared Voting Power
       BENEFICIALLY                 -0-
         OWNED BY            ---------------------------------------------------
           EACH              9      Sole Dispositive Power
         REPORTING                  -0-
          PERSON             ---------------------------------------------------
           WITH              10     Shared Dispositive Power
                                    530,513
--------------------------------------------------------------------------------
11        Aggregate Amount Beneficially Owned by Each Reporting Person
          530,513

--------------------------------------------------------------------------------
12        Check Box if the Aggregate Amount in Row (11) Excludes Certain
            Shares (See Instructions)                                     [x]

--------------------------------------------------------------------------------
13        Percent of Class Represented by Amount in Row (11)
          0.7

--------------------------------------------------------------------------------
14        Type of Reporting Person (See Instructions)
          IN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP No.      739308 10 4                                Page 22 of 40 Pages
        -------------------------                        ---------------------

1         Name of Reporting Persons
          I.R.S. Identification No. of Above Persons (entities only)

          Warren Miles Amerine Stephens Trust UID 9/10/86
--------------------------------------------------------------------------------
2         Check the Appropriate Box if a Member of a Group (See
            Instructions)                                             (a) [x]
                                                                      (b) [ ]

--------------------------------------------------------------------------------
3         SEC Use Only

--------------------------------------------------------------------------------
4         Source of Funds (See Instructions)
          Not applicable

--------------------------------------------------------------------------------
5         Check Box if Disclosure of Legal Proceedings Is Required Pursuant to
          Items 2(d) or 2(e)                                              [ ]

--------------------------------------------------------------------------------
6         Citizenship or Place of Organization
          Arkansas

--------------------------------------------------------------------------------
                             7      Sole Voting Power
                                    -0-
         NUMBER OF           ---------------------------------------------------
          SHARES             8      Shared Voting Power
       BENEFICIALLY                 -0-
         OWNED BY            ---------------------------------------------------
           EACH              9      Sole Dispositive Power
         REPORTING                  -0-
          PERSON             ---------------------------------------------------
           WITH              10     Shared Dispositive Power
                                    90,000
--------------------------------------------------------------------------------
11        Aggregate Amount Beneficially Owned by Each Reporting Person
          90,000

--------------------------------------------------------------------------------
12        Check Box if the Aggregate Amount in Row (11) Excludes Certain
            Shares (See Instructions)                                     [x]

--------------------------------------------------------------------------------
13        Percent of Class Represented by Amount in Row (11)
          0.1

--------------------------------------------------------------------------------
14        Type of Reporting Person (See Instructions)
          OO

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP No. 739308 10 4                                        Page 23 of 40 Pages
          -----------                                        -------------------

1         Name of Reporting Persons
          I.R.S. Identification No. of Above Persons (entities only)

          John Calhoun Stephens Trust UID 12/01/87

--------------------------------------------------------------------------------
2         Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                         (a) [x]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3         SEC Use Only

--------------------------------------------------------------------------------
4         Source of Funds (See Instructions)
          Not applicable

--------------------------------------------------------------------------------
5         Check Box if Disclosure of Legal Proceedings Is Required Pursuant to
          Items 2(d) or 2(e)                                                 [ ]

--------------------------------------------------------------------------------
6         Citizenship or Place of Organization
          Arkansas

--------------------------------------------------------------------------------
                             7      Sole Voting Power
                                    -0-
         NUMBER OF           ---------------------------------------------------
          SHARES             8      Shared Voting Power
       BENEFICIALLY                 -0-
         OWNED BY            ---------------------------------------------------
           EACH              9      Sole Dispositive Power
         REPORTING                  -0-
          PERSON             ---------------------------------------------------
           WITH              10     Shared Dispositive Power
                                    90,000
--------------------------------------------------------------------------------
11        Aggregate Amount Beneficially Owned by Each Reporting Person
          90,000

--------------------------------------------------------------------------------
12        Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares
          (See Instructions)                                                [x]

--------------------------------------------------------------------------------
13        Percent of Class Represented by Amount in Row (11)
          0.1

--------------------------------------------------------------------------------
14        Type of Reporting Person (See Instructions)
          OO

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP No. 739308 10 4                                        Page 24 of 40 Pages
          -----------                                        -------------------

1         Name of Reporting Persons
          I.R.S. Identification No. of Above Persons (entities only)

          Laura Whitaker Stephens Trust UID 12/28/90

--------------------------------------------------------------------------------
2         Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                         (a) [x]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3         SEC Use Only

--------------------------------------------------------------------------------
4         Source of Funds (See Instructions)
          Not applicable

--------------------------------------------------------------------------------
5         Check Box if Disclosure of Legal Proceedings Is Required Pursuant to
          Items 2(d) or 2(e)                                                 [ ]

--------------------------------------------------------------------------------
6         Citizenship or Place of Organization
          Arkansas

--------------------------------------------------------------------------------
                             7      Sole Voting Power
                                    -0-
         NUMBER OF           ---------------------------------------------------
          SHARES             8      Shared Voting Power
       BENEFICIALLY                 -0-
         OWNED BY            ---------------------------------------------------
           EACH              9      Sole Dispositive Power
         REPORTING                  -0-
          PERSON             ---------------------------------------------------
           WITH              10     Shared Dispositive Power
                                    90,000
--------------------------------------------------------------------------------
11        Aggregate Amount Beneficially Owned by Each Reporting Person
          90,000

--------------------------------------------------------------------------------
12        Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares
          (See Instructions)                                                 [x]

--------------------------------------------------------------------------------
13        Percent of Class Represented by Amount in Row (11)
          0.1

--------------------------------------------------------------------------------
14        Type of Reporting Person (See Instructions)
          OO

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP No. 739308 10 4                                        Page 25 of 40 Pages
          -----------                                        -------------------


1         Name of Reporting Persons
          I.R.S. Identification No. of Above Persons (entities only)

          J & J Partners

--------------------------------------------------------------------------------
2         Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                         (a) [x]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3         SEC Use Only

--------------------------------------------------------------------------------
4         Source of Funds (See Instructions)
          Not applicable

--------------------------------------------------------------------------------
5         Check Box if Disclosure of Legal Proceedings Is Required Pursuant to
          Items 2(d) or 2(e)                                                 [ ]

--------------------------------------------------------------------------------
6         Citizenship or Place of Organization
          Arkansas

--------------------------------------------------------------------------------
                             7      Sole Voting Power
                                    -0-
         NUMBER OF           ---------------------------------------------------
          SHARES             8      Shared Voting Power
       BENEFICIALLY                 -0-
         OWNED BY            ---------------------------------------------------
           EACH              9      Sole Dispositive Power
         REPORTING                  -0-
          PERSON             ---------------------------------------------------
           WITH              10     Shared Dispositive Power
                                    -0-
--------------------------------------------------------------------------------
11        Aggregate Amount Beneficially Owned by Each Reporting Person
          -0-

--------------------------------------------------------------------------------
12        Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares
          (See Instructions)                                                 [x]

--------------------------------------------------------------------------------
13        Percent of Class Represented by Amount in Row (11)
          0.0

--------------------------------------------------------------------------------
14        Type of Reporting Person (See Instructions)
          PN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP No. 739308 10 4                                        Page 26 of 40 Pages
          -----------                                        -------------------


1         Name of Reporting Persons
          I.R.S. Identification No. of Above Persons (entities only)

          Jacoby Enterprises, Inc.

--------------------------------------------------------------------------------
2         Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                         (a) [x]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3         SEC Use Only

--------------------------------------------------------------------------------
4         Source of Funds (See Instructions)
          Not applicable

--------------------------------------------------------------------------------
5         Check Box if Disclosure of Legal Proceedings Is Required Pursuant to
          Items 2(d) or 2(e)                                                 [ ]

--------------------------------------------------------------------------------
6         Citizenship or Place of Organization
          Arkansas

--------------------------------------------------------------------------------
                             7      Sole Voting Power
                                    -0-
         NUMBER OF           ---------------------------------------------------
          SHARES             8      Shared Voting Power
       BENEFICIALLY                 -0-
         OWNED BY            ---------------------------------------------------
           EACH              9      Sole Dispositive Power
         REPORTING                  -0-
          PERSON             ---------------------------------------------------
           WITH              10     Shared Dispositive Power
                                    295,451
--------------------------------------------------------------------------------
11        Aggregate Amount Beneficially Owned by Each Reporting Person
          295,451

--------------------------------------------------------------------------------
12        Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares
          (See Instructions)                                                 [x]


--------------------------------------------------------------------------------
13        Percent of Class Represented by Amount in Row (11)
          0.4

--------------------------------------------------------------------------------
14        Type of Reporting Person (See Instructions)
          CO

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP No. 739308 10 4                                        Page 27 of 40 Pages
          -----------                                        -------------------


1         Name of Reporting Persons
          I.R.S. Identification No. of Above Persons (entities only)

          Coral Two Corporation

--------------------------------------------------------------------------------
2         Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                         (a) [x]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3         SEC Use Only

--------------------------------------------------------------------------------
4         Source of Funds (See Instructions)
          Not applicable

--------------------------------------------------------------------------------
5         Check Box if Disclosure of Legal Proceedings Is Required Pursuant to
          Items 2(d) or 2(e)                                                 [ ]

--------------------------------------------------------------------------------
6         Citizenship or Place of Organization
          Arkansas

--------------------------------------------------------------------------------
                             7      Sole Voting Power
                                    -0-
         NUMBER OF           ---------------------------------------------------
          SHARES             8      Shared Voting Power
       BENEFICIALLY                 -0-
         OWNED BY            ---------------------------------------------------
           EACH              9      Sole Dispositive Power
         REPORTING                  -0-
          PERSON             ---------------------------------------------------
           WITH              10     Shared Dispositive Power
                                    283,544
--------------------------------------------------------------------------------
11        Aggregate Amount Beneficially Owned by Each Reporting Person
          283,544

--------------------------------------------------------------------------------
12        Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares
          (See Instructions)                                                 [x]

--------------------------------------------------------------------------------
13        Percent of Class Represented by Amount in Row (11)
          0.4

--------------------------------------------------------------------------------
14        Type of Reporting Person (See Instructions)
          CO

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP No. 739308 10 4                                        Page 28 of 40 Pages
          -----------                                        -------------------


1         Name of Reporting Persons
          I.R.S. Identification No. of Above Persons (entities only)

          Douglas H. Martin

--------------------------------------------------------------------------------
2         Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                         (a) [x]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3         SEC Use Only

--------------------------------------------------------------------------------
4         Source of Funds (See Instructions)
          Not applicable

--------------------------------------------------------------------------------
5         Check Box if Disclosure of Legal Proceedings Is Required Pursuant to
          Items 2(d) or 2(e)                                                 [ ]

--------------------------------------------------------------------------------
6         Citizenship or Place of Organization
          Arkansas

--------------------------------------------------------------------------------
                             7      Sole Voting Power
                                    -0-
         NUMBER OF           ---------------------------------------------------
          SHARES             8      Shared Voting Power
       BENEFICIALLY                 -0-
         OWNED BY            ---------------------------------------------------
           EACH              9      Sole Dispositive Power
         REPORTING                  -0-
          PERSON             ---------------------------------------------------
           WITH              10     Shared Dispositive Power
                                    203,835
--------------------------------------------------------------------------------
11        Aggregate Amount Beneficially Owned by Each Reporting Person
          203,835

--------------------------------------------------------------------------------
12        Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares
          (See Instructions)                                                 [x]

--------------------------------------------------------------------------------
13        Percent of Class Represented by Amount in Row (11)
          0.3

--------------------------------------------------------------------------------
14        Type of Reporting Person (See Instructions)
          IN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP No. 739308 10 4                                        Page 29 of 40 Pages
          -----------                                        -------------------


1         Name of Reporting Persons
          I.R.S. Identification No. of Above Persons (entities only)

          Curtis F. Bradbury, Jr.

--------------------------------------------------------------------------------
2         Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                         (a) [x]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3         SEC Use Only

--------------------------------------------------------------------------------
4         Source of Funds (See Instructions)
          Not applicable

--------------------------------------------------------------------------------
5         Check Box if Disclosure of Legal Proceedings Is Required Pursuant to
          Items 2(d) or 2(e)                                                 [ ]

--------------------------------------------------------------------------------
6         Citizenship or Place of Organization
          Arkansas

--------------------------------------------------------------------------------
                             7      Sole Voting Power
                                    -0-
         NUMBER OF           ---------------------------------------------------
          SHARES             8      Shared Voting Power
       BENEFICIALLY                 -0-
         OWNED BY            ---------------------------------------------------
           EACH              9      Sole Dispositive Power
         REPORTING                  -0-
          PERSON             ---------------------------------------------------
           WITH              10     Shared Dispositive Power
                                    278,049
--------------------------------------------------------------------------------
11        Aggregate Amount Beneficially Owned by Each Reporting Person
          278,049

--------------------------------------------------------------------------------
12        Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares
          (See Instructions)                                                 [x]

--------------------------------------------------------------------------------
13        Percent of Class Represented by Amount in Row (11)
          0.4

--------------------------------------------------------------------------------
14        Type of Reporting Person (See Instructions)
          IN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP No. 739308 10 4                                        Page 30 of 40 Pages
          -----------                                        -------------------


1         Name of Reporting Persons
          I.R.S. Identification No. of Above Persons (entities only)

          Bradbury Enterprises

--------------------------------------------------------------------------------
2         Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                         (a) [x]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3         SEC Use Only

--------------------------------------------------------------------------------
4         Source of Funds (See Instructions)
          Not applicable

--------------------------------------------------------------------------------
5         Check Box if Disclosure of Legal Proceedings Is Required Pursuant to
          Items 2(d) or 2(e)                                                 [ ]

--------------------------------------------------------------------------------
6         Citizenship or Place of Organization
          Arkansas

--------------------------------------------------------------------------------
                             7      Sole Voting Power
                                    -0-
         NUMBER OF           ---------------------------------------------------
          SHARES             8      Shared Voting Power
       BENEFICIALLY                 -0-
         OWNED BY            ---------------------------------------------------
           EACH              9      Sole Dispositive Power
         REPORTING                  -0-
          PERSON             ---------------------------------------------------
           WITH              10     Shared Dispositive Power
                                    -0-
--------------------------------------------------------------------------------
11        Aggregate Amount Beneficially Owned by Each Reporting Person
          -0-

--------------------------------------------------------------------------------
12        Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares
          (See Instructions)                                                 [x]

--------------------------------------------------------------------------------
13        Percent of Class Represented by Amount in Row (11)
          0.0

--------------------------------------------------------------------------------
14        Type of Reporting Person (See Instructions)
          PN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP No. 739308 10 4                                        Page 31 of 40 Pages
          -----------                                        -------------------


1         Name of Reporting Persons
          I.R.S. Identification No. of Above Persons (entities only)

          Coral Partners

--------------------------------------------------------------------------------
2         Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                         (a) [x]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3         SEC Use Only

--------------------------------------------------------------------------------
4         Source of Funds (See Instructions)
          Not applicable

--------------------------------------------------------------------------------
5         Check Box if Disclosure of Legal Proceedings Is Required Pursuant to
          Items 2(d) or 2(e)                                                 [ ]

--------------------------------------------------------------------------------
6         Citizenship or Place of Organization
          Arkansas

--------------------------------------------------------------------------------
                             7      Sole Voting Power
                                    -0-
         NUMBER OF           ---------------------------------------------------
          SHARES             8      Shared Voting Power
       BENEFICIALLY                 -0-
         OWNED BY            ---------------------------------------------------
           EACH              9      Sole Dispositive Power
         REPORTING                  -0-
          PERSON             ---------------------------------------------------
           WITH              10     Shared Dispositive Power
                                    -0-
--------------------------------------------------------------------------------
11        Aggregate Amount Beneficially Owned by Each Reporting Person
          -0-

--------------------------------------------------------------------------------
12        Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares
          (See Instructions)                                                 [x]

--------------------------------------------------------------------------------
13        Percent of Class Represented by Amount in Row (11)
          0.0

--------------------------------------------------------------------------------
14        Type of Reporting Person (See Instructions)
          PN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP No. 739308 10 4                                        Page 32 of 40 Pages
          -----------                                        -------------------


                  This Amendment No. 5 amends and supplements the Schedule 13D initially filed by the Reporting Persons on June 11, 1998. It is being filed to report a decrease in beneficial ownership of Power-One common stock by certain of the Reporting Persons. Except as set forth below, there are no changes in the
Schedule 13D. Capitalized terms not otherwise defined herein shall have the same meanings as defined in the Schedule 13D.


ITEM 5. INTEREST IN SECURITIES OF THE ISSUER

                  Item 5 is hereby amended by deleting the previous Item 5 and replacing it in its entirety with the following:

                  (a) The table below discloses the ownership of the common stock of Power-One by the Reporting Persons and their respective directors and executive officers.

                                                                           Percent of
                                                           Number of      Outstanding
Name                                                        Shares           Shares         Voting Power      Investment Power
----                                                       ---------      -----------       ------------      ----------------
Voting Trust pursuant to the Voting Trust Agreement         10,172,808       12.9           10,172,808                     -0-
Stephens Group, Inc.                                         5,793,526        7.3               -0-         Shared:  5,793,526
Jackson T. Stephens Trust No. One                              137,524        0.2               -0-         Shared:    137,524
Bess C. Stephens Trust                                         150,212        0.2               -0-         Shared:    150,212
Warren A. Stephens Trust                                       110,473        0.1               -0-         Shared:    110,473
Warren & Harriet Stephens Children's Trust                     200,001        0.3               -0-         Shared:    200,001
Harriet Calhoun Stephens Trust                                  50,000        0.1               -0-         Shared:     50,000
Elizabeth Ann Stephens Campbell Revocable Trust                483,286        0.6               -0-         Shared:    483,286
W. R. Stephens, Jr. Revocable Trust                            524,789        0.7               -0-         Shared:    524,789
Jackson T. Stephens Grandchildrens Trust AAAA                       --        --                -0-                        -0-
Pamela Diane Stephens Trust One                                530,513        0.7               -0-         Shared:    530,513
Warren Miles Amerine Stephens Trust                             90,000        0.1               -0-         Shared:     90,000
John Calhoun Stephens Trust                                     90,000        0.1               -0-         Shared:     90,000
Laura Whitaker Stephens Trust                                   90,000        0.1               -0-         Shared:     90,000
Jackson T. Stephens (1)                                        287,736        0.4               -0-         Shared:    287,736
Warren A. Stephens (2)                                         993,741        1.3        Sole:   156,816    Sole:      156,816
                                                                                         Shared: 264,624    Shared:    836,925
Bess C. Stephens (3)                                           720,725        0.9        Shared:  40,000    Shared:    720,725
Vernon J. Giss (4)                                             150,212        0.2               -0-         Shared:    150,212
Jon E.M. Jacoby (5)                                          2,267,608        2.9        Sole:   150,566    Sole:      150,566
                                                                                         Shared: 399,624    Shared:  2,117,042
Harriet C. Stephens (6)                                         50,000        0.1               -0-         Shared:     50,000
Elizabeth Stephens Campbell (7)                              1,013,799        1.3               -0-         Shared:  1,013,799
Wilton R. Stephens, Jr. (8)                                  1,095,302        1.4        Shared:  40,000    Shared:  1,095,302
Pamela Diane Stephens (9)                                      530,513        0.7               -0-         Shared:    530,513
J & J Partners                                                     -0-        0.0               -0-                        -0-
Jacoby Enterprises, Inc.                                       295,451        0.4               -0-         Shared:    295,451
Coral Two Corporation                                          283,544        0.4               -0-         Shared:    283,544
Douglas H. Martin (10)                                         203,835        0.3               -0-         Shared:    203,835
Curtis F. Bradbury, Jr.                                        278,049        0.4               -0-         Shared:    278,049
Bradbury Enterprises                                               -0-        0.0               -0-                        -0-
I. Ernest Butler (11                                           135,000        0.2        Shared: 135,000    Shared:    135,000
Coral Partners                                                     -0-        0.0               -0-                        -0-
Craig D. Campbell                                                  -0-        0.0               -0-                        -0-
William Walker                                                   2,500        0.0        Sole:     2,500    Sole:        2,500

CUSIP No. 739308 10 4                                        Page 33 of 40 Pages
          -----------                                        -------------------


                  (1) Includes 137,524 shares beneficially owned by Jackson T. Stephens Trust No. One and 150,212 shares beneficially owned by Bess C. Stephens Trust, of which Jackson T. Stephens is a trustee.

                  (2) Includes 137,524 shares beneficially owned by Jackson T. Stephens Trust No. One, 110,473 shares beneficially owned by Warren A. Stephens Trust, 90,000 shares beneficially owned by each of Warren Miles Amerine Stephens Trust, John Calhoun Stephens Trust and Laura Whitaker Stephens Trust, and 88,208 shares owned by each of Grandchild's Trust One UID 12/16/85, Grandchild's Trust Two UID 12/16/85 and Grandchild's Trust Three UID 12/89. Mr. Stephens is a trustee for each of these trusts. Also includes 211,120 shares owned by Stephens Inc. Custodian for Warren A. Stephens IRA.

                  (3) Includes 150,212 shares beneficially owned by Bess C. Stephens Trust, 530,513 shares beneficially owned by Pamela Diane Stephens Trust One and 40,000 shares owned by W.R. Stephens, Jr. Children's Trust UID 3/1/95. Ms. Stephens is a trustee for each of these trusts.

                  (4) Includes 150,212 shares beneficially owned by Bess C. Stephens Trust, of which Vernon J. Giss is a trustee.

                  (5) Includes 88,208 shares owned by each of Grandchild's Trust One UID 12/16/85, Grandchild's Trust Two UID 12/16/85 and Grandchild's Trust Three UID 12/89, 200,001 shares beneficially owned by Warren & Harriet Stephens Children's Trust UID 9/30/87, 245,322 shares beneficially owned by each of Nicolas M. Stephens Trust AAAA, Caroline A. Stephens Trust AAAA and J.T. Stephens III Trust AAAA, and 45,000 shares owned by each of Susan Stephens Campbell 1995 Trust UID 12/4/95, Craig D. Campbell, Jr. 1995 Trust UID 12/4/95 and Elizabeth Chisum Campbell 1995 Trust UID 12/4/95. Mr. Jacoby is a trustee for each of these trusts. Also includes 295,451 shares beneficially owned by Jacoby Enterprises, Inc., 283,544 shares beneficially owned by Coral Two Corporation, 30,566 shares owned by Delaware Charter Guarantee & Trust F/B/O Jon E.M. Jacoby Keogh, and 154,048 shares beneficially owned by Mr. Jacoby. Also includes 120,000 shares which may be acquired upon the exercise of options. Also includes 48,408 shares owned by Etablissement Landeco Vaduz over which Mr. Jacoby has a power of attorney.

                  (6) Includes 50,000 shares beneficially owned by Harriet Calhoun Stephens Trust, of which Harriet C. Stephens is a trustee. Excludes shares beneficially owned by Harriet Calhoun Stephens' husband, Warren A. Stephens, listed in note (2) above.

                  (7) Includes 483,286 shares beneficially owned by Elizabeth Ann Stephens Campbell Revocable Trust and 530,513 shares beneficially owned by Pamela Diane Stephens Trust One, of which Elizabeth Stephens Campbell is a trustee.

                  (8) Includes 524,789 shares beneficially owned by W. R. Stephens, Jr. Revocable Trust and 530,513 shares beneficially owned by Pamela Diane Stephens Trust One, of which Wilton R. Stephens, Jr. is a trustee. Also includes 40,000 shares owned by W.R. Stephens, Jr. Children's Trust UID 3/1/95, of which Wilton R. Stephens, Jr. is a trustee.

                  (9) Includes 530,513 shares beneficially owned by Pamela Diane Stephens Trust One, of which Pamela Diane Stephens is a trustee.

                  (10) Includes 43,176 shares beneficially owned by Stephens Inc. Custodian for Douglas H. Martin IRA and 40,659 shares beneficially owned by Mr. Martin. Also includes 120,000 shares which may be acquired upon the exercise of options.

                  (11) Includes 45,000 shares owned by each of Susan Stephens Campbell 1995 Trust UID 12/4/95, Craig D. Campbell, Jr. 1995 Trust UID 12/4/95 and Elizabeth Chisum Campbell 1995 Trust UID 12/4/95. Mr. Butler is a trustee for each of these trusts.

CUSIP No. 739308 10 4                                        Page 34 of 40 Pages
          -----------                                        -------------------


                  (b) The table below discloses the beneficial ownership of common stock of Power-One by persons who may comprise a group with any of the Reporting Persons within the meaning of Rule 13-d(3) of the Exchange Act. The persons listed below expressly disclaim membership in any group pursuant to Regulation 13D.

                                                                                              Percent of
                                                                                              Outstanding
Name                                                                  Number of Shares          Shares
----                                                                  ----------------        -----------
Stephens Inc.                                                                   17,600                  0.0
Grandchild's Trust One                                                          88,208                  0.1
Grandchild's Trust Two                                                          88,208                  0.1
Grandchild's Trust Three                                                        88,208                  0.1
K. Rick Turner                                                                   6,600                  0.0
C. Ray Gash                                                                     28,524                  0.0
Robert L. Schulte                                                                7,430                  0.0
William S. Walker                                                                  500                  0.0
Gordon D. Grender & Amanda F. Grender, JTWROS                                  235,224                  0.3
Susan Stephens Campbell 1995 Trust                                              45,000                  0.1
Craig D. Campbell, Jr. 1995 Trust                                               45,000                  0.1
Elizabeth Chisum Campbell 1995 Trust                                            45,000                  0.1
W. R. Stephens, Jr. Children's Trust                                            40,000                  0.1


                  (c) The Voting Trustee expressly disclaims beneficial ownership of any securities covered by this Schedule 13D.

                  (d) The table below discloses the sale of shares of Power-One common stock by certain of the Reporting Persons during the past sixty days. All of such sales were effected in broker's transactions.


                                                                                                     Number of
Name                                                                                     Date          Shares            Price
----                                                                                     ----        ---------           -----
Stephens Group, Inc.                                                                    12/05/01        183,830         $12.2376
                                                                                        12/06/01        172,070          $12.234
                                                                                        12/07/01        131,200         $11.9053
                                                                                        12/10/01         12,900         $11.8256

Jackson T. Stephens                                                                     12/05/01         18,000         $12.2376
                                                                                        12/06/01         17,000          $12.234
                                                                                        12/07/01         15,000         $11.9053

Bess C. Stephens Trust UID 1/4/85                                                       12/05/01          9,000         $12.2376
                                                                                        12/06/01          9,000          $12.234
                                                                                        12/07/01          7,000         $11.9053

Warren & Harriet Stephens Children's Trust                                              12/05/01         14,936         $12.2376
                                                                                        12/06/01         13,500          $12.234
                                                                                        12/07/01         11,500         $11.9053

CUSIP No. 739308 10 4                                        Page 35 of 40 Pages
          -----------                                        -------------------


                                                                                                     Number of
Name                                                                                     Date          Shares            Price
----                                                                                     ----        ---------           -----
Harriet Calhoun Stephens Trust                                                          12/05/01          4,254         $12.2376
                                                                                        12/06/01          4,000          $12.234
                                                                                        12/07/01          3,000         $11.9053

Warren A. Stephens                                                                      12/05/01         11,000         $12.2376
                                                                                        12/06/01         11,000          $12.234
                                                                                        12/07/01          9,000         $11.9053

W.R. Stephens Jr. Revocable Trust                                                       12/05/01         36,000         $12.2376
                                                                                        12/06/01         35,000          $12.234
                                                                                        12/07/01         29,000         $11.9053

W.R. Stephens, Jr.                                                                      12/05/01          2,500         $12.2376
                                                                                        12/06/01          2,500          $12.234
                                                                                        12/07/01          1,500         $11.9053

Elizabeth Ann Stephens Campbell Revocable Trust                                         12/05/01         18,000         $12.2376
                                                                                        12/06/01         17,000          $12.234
                                                                                        12/07/01         15,000         $11.9053

Pamela Diane Stephens Trust One UID 4/10/92                                             12/05/01         36,000         $12.2376
                                                                                        12/06/01         35,000          $12.234
                                                                                        12/07/01         29,000         $11.9053

Warren Miles Amerine Stephens Trust UID 9/10/86                                         12/05/01          6,160         $12.2376
                                                                                        12/06/01          5,500          $12.234
                                                                                        12/07/01          4,500         $11.9053

John Calhoun Stephens Trust UID 12/1/87                                                 12/05/01          6,160         $12.2376
                                                                                        12/06/01          5,500          $12.234
                                                                                        12/07/01          4,500         $11.9053

Laura Whitaker Stephens Trust UID 12/28/90                                              12/05/01          6,160         $12.2376
                                                                                        12/06/01          5,500          $12.234
                                                                                        12/07/01          4,500         $11.9053

Jon Jacoby                                                                              12/11/01         40,004         $11.8188
                                                                                        12/12/01         34,300         $11.8204

CUSIP No. 739308 10 4                                        Page 36 of 40 Pages
          -----------                                        -------------------


                                                                                                     Number of
Name                                                                                     Date          Shares            Price
----                                                                                     ----        ---------           -----
Jacoby Enterprises                                                                      12/11/01         26,000         $11.8188

Doug Martin                                                                             11/15/01         10,000           $11.05
                                                                                        12/05/01         10,000         $11.9591
                                                                                        12/05/01         10,000         $11.9591

Curtis F. Bradbury, Jr.                                                                 12/05/01         18,000         $12.2376


                  (e) Curtis F. Bradbury, Jr. gifted 8,495 shares on December 7, 2001.

CUSIP No. 739308 10 4                                        Page 37 of 40 Pages
          -----------                                        -------------------


                                   SIGNATURES

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:      December 27, 2001
      -----------------------------

                                        STEPHENS GROUP, INC.


                                        By: /s/ WARREN A. STEPHENS
                                           -------------------------------------
                                            Warren A. Stephens
                                            President


                                        JACKSON T. STEPHENS TRUST NO. ONE


                                        By: /s/ JACKSON T. STEPHENS
                                           -------------------------------------
                                            Jackson T. Stephens, Trustee


                                        By: /s/ WARREN A. STEPHENS
                                           -------------------------------------
                                            Warren A. Stephens, Trustee


                                        BESS C. STEPHENS TRUST


                                        By: /s/ BESS C. STEPHENS
                                           -------------------------------------
                                            Bess C. Stephens, Trustee


                                        By: /s/ JACKSON T. STEPHENS
                                           -------------------------------------
                                            Jackson T. Stephens, Trustee


                                        By: /s/ VERNON J. GISS
                                           -------------------------------------
                                            Vernon J. Giss, Trustee


                                        WARREN A. STEPHENS TRUST


                                        By: /s/ WARREN A. STEPHENS
                                           -------------------------------------
                                            Warren A. Stephens, Trustee


                                        WARREN & HARRIET STEPHENS CHILDREN'S
                                        TRUST


                                        By: /s/ JON E.M. JACOBY
                                           -------------------------------------
                                            Jon E.M. Jacoby, Trustee

CUSIP No. 739308 10 4                                        Page 38 of 40 Pages
          -----------                                        -------------------


                                        HARRIET CALHOUN STEPHENS TRUST


                                        By: /s/ HARRIET C. STEPHENS
                                           -------------------------------------
                                            Harriet C. Stephens, Trustee


                                        ELIZABETH ANN STEPHENS CAMPBELL
                                        REVOCABLE TRUST


                                        By: /s/ ELIZABETH STEPHENS CAMPBELL
                                           -------------------------------------
                                            Elizabeth Stephens Campbell, Trustee


                                        W. R. STEPHENS, JR. REVOCABLE TRUST


                                        By: /s/ WILTON R. STEPHENS, JR.
                                           -------------------------------------
                                            Wilton R. Stephens, Jr., Trustee


                                        JACKSON T. STEPHENS GRANDCHILDRENS TRUST
                                        AAAA


                                        By: /s/ JON E.M. JACOBY
                                           -------------------------------------
                                            Jon E.M. Jacoby, Trustee


                                        PAMELA DIANE STEPHENS TRUST ONE


                                        By: /s/ BESS C. STEPHENS
                                           -------------------------------------
                                            Bess C. Stephens, Trustee


                                        By: /s/ ELIZABETH STEPHENS CAMPBELL
                                           -------------------------------------
                                            Elizabeth Stephens Campbell, Trustee


                                        By: /s/ WILTON R. STEPHENS, JR.
                                           -------------------------------------
                                            Wilton R. Stephens, Jr., Trustee


                                        By: /s/ PAMELA DIANE STEPHENS
                                           -------------------------------------
                                            Pamela Diane Stephens, Trustee

CUSIP No. 739308 10 4                                        Page 39 of 40 Pages
          -----------                                        -------------------


                                        WARREN MILES AMERINE STEPHENS TRUST


                                        By: /s/ WARREN A. STEPHENS
                                           -------------------------------------
                                            Warren A. Stephens, Trustee

                                        JOHN CALHOUN STEPHENS TRUST


                                        By: /s/ WARREN A. STEPHENS
                                           -------------------------------------
                                            Warren A. Stephens, Trustee


                                        LAURA WHITAKER STEPHENS TRUST


                                        By: /s/ WARREN A. STEPHENS
                                           -------------------------------------
                                            Warren A. Stephens, Trustee

                                        J&J PARTNERS


                                        By: /s/ JON E.M. JACOBY
                                           -------------------------------------
                                            Jon E.M. Jacoby, Managing Partner


                                        JACOBY ENTERPRISES, INC.


                                        By: /s/ JON E.M. JACOBY
                                           -------------------------------------
                                            Jon E.M. Jacoby, President


                                        CORAL TWO CORPORATION


                                        By: /s/ JON E.M. JACOBY
                                           -------------------------------------
                                            Jon E.M. Jacoby, President


                                        CORAL PARTNERS


                                        By: /s/ WARREN A. STEPHENS
                                           -------------------------------------
                                            Warren A. Stephens, Partner


                                        By: /s/ JON E.M. JACOBY
                                           -------------------------------------
                                            Jon E.M. Jacoby, Partner

CUSIP No. 739308 10 4                                        Page 40 of 40 Pages
          -----------                                        -------------------


                                        BRADBURY ENTERPRISES


                                        By: /s/ CURTIS F. BRADBURY, JR.
                                           -------------------------------------
                                            Curtis F. Bradbury, Jr., Partner

                                        /s/ DOUGLAS H. MARTIN
                                        ----------------------------------------
                                        Douglas H. Martin

                                        /s/ CURTIS F. BRADBURY, JR.
                                        ----------------------------------------
                                        Curtis F. Bradbury, Jr.

                                        /s/ JACKSON T. STEPHENS
                                        ----------------------------------------
                                        Jackson T. Stephens

                                        /s/ WARREN A. STEPHENS
                                        ----------------------------------------
                                        Warren A. Stephens

                                        /s/ BESS C. STEPHENS
                                        ----------------------------------------
                                        Bess C. Stephens

                                        /s/ VERNON J. GISS
                                        ----------------------------------------
                                        Vernon J. Giss

                                        /s/ JON E.M. JACOBY
                                        ----------------------------------------
                                        Jon E.M. Jacoby

                                        /s/ HARRIET C. STEPHENS
                                        ----------------------------------------
                                        Harriet C. Stephens

                                        /s/ ELIZABETH STEPHENS CAMPBELL
                                        ----------------------------------------
                                        Elizabeth Stephens Campbell

                                        /s/ WILTON R. STEPHENS, JR.
                                        ----------------------------------------
                                        Wilton R. Stephens, Jr.

                                        /s/ PAMELA DIANE STEPHENS
                                        ----------------------------------------
                                        Pamela Diane Stephens

                                        /s/ JAMES SOMMERS
                                        ----------------------------------------
                                        James Sommers, trustee pursuant to
                                        Voting Trust Agreement dated as of
                                        June 8, 1998

CUSIP No. 739308 10 4                                        Page 1 of 4 Pages
          -----------                                        -----------------


                             JOINT FILING AGREEMENT

                  In accordance with Rule 13d-1(k) of Regulation 13D of the Securities Exchange Act of 1934, as amended, the persons or entities below agree to the joint filing on behalf of each of them of this statement on Schedule 13D (including any and all amendments thereto) with respect to the Common Stock of Power-One, Inc. and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filings. In evidence thereof the undersigned, being duly authorized, hereby execute this Agreement as of the 30th day of November, 2000.

                                        STEPHENS GROUP, INC.


                                        By: /s/ JACKSON T. STEPHENS
                                           -------------------------------------
                                            Jackson T. Stephens
                                            Chairman of the Board of Directors


                                        JACKSON T. STEPHENS TRUST NO. ONE


                                        By: /s/ JACKSON T. STEPHENS
                                           -------------------------------------
                                            Jackson T. Stephens, Trustee


                                        By: /s/ WARREN A. STEPHENS
                                           -------------------------------------
                                            Warren A. Stephens, Trustee


                                        BESS C. STEPHENS TRUST


                                        By: /s/ BESS C. STEPHENS
                                           -------------------------------------
                                            Bess C. Stephens, Trustee


                                        By: /s/ JACKSON T. STEPHENS
                                           -------------------------------------
                                            Jackson T. Stephens, Trustee


                                        By: /s/ VERNON J. GISS
                                           -------------------------------------
                                            Vernon J. Giss, Trustee


                                        WARREN A. STEPHENS TRUST


                                        By: /s/ WARREN A. STEPHENS
                                           -------------------------------------
                                            Warren A. Stephens, Trustee

CUSIP No. 739308 10 4                                        Page 2 of 4 Pages
          -----------                                        -----------------


                                        WARREN & HARRIET STEPHENS CHILDREN'S
                                        TRUST


                                        By: /s/ JON E.M. JACOBY
                                           -------------------------------------
                                            Jon E.M. Jacoby, Trustee


                                        HARRIET CALHOUN STEPHENS TRUST


                                        By: /s/ HARRIET C. STEPHENS
                                           -------------------------------------
                                            Harriet C. Stephens, Trustee


                                        ELIZABETH ANN STEPHENS CAMPBELL
                                        REVOCABLE TRUST


                                        By: /s/ ELIZABETH STEPHENS CAMPBELL
                                           -------------------------------------
                                            Elizabeth Stephens Campbell, Trustee


                                        W. R. STEPHENS, JR. REVOCABLE TRUST


                                        By: /s/ WILTON R. STEPHENS
                                           -------------------------------------
                                            Wilton R. Stephens, Jr., Trustee


                                        JACKSON T. STEPHENS GRANDCHILDRENS TRUST
                                        AAAA


                                        By: /s/ JON E.M. JACOBY
                                           -------------------------------------
                                            Jon E.M. Jacoby, Trustee


                                        PAMELA DIANE STEPHENS TRUST ONE


                                        By: /s/ BESS C. STEPHENS
                                           -------------------------------------
                                            Bess C. Stephens, Trustee


                                        By: /s/ ELIZABETH STEPHENS CAMPBELL
                                           -------------------------------------
                                            Elizabeth Stephens Campbell, Trustee


                                        By: /s/ WILTON R. STEPHENS, JR.
                                           -------------------------------------
                                            Wilton R. Stephens, Jr., Trustee


                                        By: /s/ PAMELA DIANE STEPHENS
                                           -------------------------------------
                                            Pamela Diane Stephens, Trustee

CUSIP No. 739308 10 4                                        Page 3 of 4 Pages
          -----------                                        -----------------


                                        WARREN MILES AMERINE STEPHENS TRUST


                                        By: /s/ WARREN A. STEPHENS
                                           -------------------------------------
                                            Warren A. Stephens, Trustee


                                        JOHN CALHOUN STEPHENS TRUST


                                        By: /s/ WARREN A. STEPHENS
                                           -------------------------------------
                                            Warren A. Stephens, Trustee


                                        LAURA WHITAKER STEPHENS TRUST


                                        By: /s/ WARREN A. STEPHENS
                                           -------------------------------------
                                            Warren A. Stephens, Trustee


                                        J&J PARTNERS


                                        By: /s/ JON E.M. JACOBY
                                           -------------------------------------
                                            Jon E.M. Jacoby, Managing Partner


                                        JACOBY ENTERPRISES, INC.


                                        By: /s/ JON E.M. JACOBY
                                           -------------------------------------
                                            Jon E.M. Jacoby, President


                                        CORAL TWO CORPORATION


                                        By: /s/ JON E.M. JACOBY
                                           -------------------------------------
                                            Jon E.M. Jacoby, President


                                        CORAL PARTNERS


                                        By: /s/ WARREN A. STEPHENS
                                           -------------------------------------
                                            Warren A. Stephens, Partner

CUSIP No. 739308 10 4                                        Page 4 of 4 Pages
          -----------                                        -----------------


                                        By: /s/ JON E.M. JACOBY
                                           -------------------------------------
                                           Jon E.M. Jacoby, General Partner



                                        BRADBURY ENTERPRISES


                                        By: /s/ CURTIS F. BRADBURY, JR.
                                           -------------------------------------
                                            Curtis F. Bradbury, Jr., Partner

                                         /s/ DOUGLAS H. MARTIN
                                        ----------------------------------------
                                        Douglas H. Martin

                                         /s/ CURTIS F. BRADBURY, JR.
                                        ----------------------------------------
                                        Curtis F. Bradbury, Jr.

                                         /s/ JACKSON T. STEPHENS
                                        ----------------------------------------
                                        Jackson T. Stephens

                                         /s/ WARREN A. STEPHENS
                                        ----------------------------------------
                                        Warren A. Stephens

                                         /s/ BESS C. STEPHENS
                                        ----------------------------------------
                                        Bess C. Stephens

                                         /s/ VERNON J. GISS
                                        ----------------------------------------
                                        Vernon J. Giss

                                         /s/ JON E.M. JACOBY
                                        ----------------------------------------
                                        Jon E.M. Jacoby

                                         /s/ HARRIET C. STEPHENS
                                        ----------------------------------------
                                        Harriet C. Stephens

                                         /s/ ELIZABETH STEPHENS CAMPBELL
                                        ----------------------------------------
                                        Elizabeth Stephens Campbell

                                         /s/ WILTON R. STEPHENS, JR.
                                        ----------------------------------------
                                        Wilton R. Stephens, Jr.

                                         /s/ PAMELA DIANE STEPHENS
                                        ----------------------------------------
                                        Pamela Diane Stephens

                                         /s/ JAMES SOMMERS
                                        ----------------------------------------
                                        James Sommers, trustee pursuant to
                                        Voting Trust Agreement dated as of
                                        June 8, 1998